Exhibit 99.1

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2003	June 30, 2003
Assets

Current assets:
Cash and cash equivalents	$53,402	$62,617
Marketable securities	17,905	18,804
Accounts receivable, net	48,653	55,958
Inventories	43,667	37,280
Prepaid expenses and other current assets	9,662	9,197

Total current assets	173,289	183,856

Restricted cash	16,850	16,890
Property and equipment, net	16,898	14,846
Goodwill	82,755	60,632
Other intangible assets, net	21,057	29,341
Other assets	6,635	5,311

	$317,484	$310,876

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$13,870	$17,146
Accrued and other liabilities	64,487	49,489
Deferred revenue	17,249	10,100

Total current liabilities	95,606	76,735

Deferred income taxes	4,222	7,826
Long-term liabilities	759	158

Total liabilities	100,587	84,719

Shareholders’ equity:
Common stock	367,657	337,593
Accumulated deficit	(158,129)	(115,294)
Accumulated other comprehensive income	7,369	3,858

Total shareholders’ equity	216,897	226,157

	$317,484	$310,876